Exhibit 99.1

MARCUS & MILLICHAP, INC. PROMOTES HESSAM NADJI TO SENIOR EXECUTIVE VICE PRESIDENT

Company Release—05/07/2015

CALABASAS, Calif.—(BUSINESS WIRE)—Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today announced that Hessam Nadji has been promoted to Senior Executive Vice President. Mr. Nadji joined the Company in 1996 and currently serves as its Chief Strategy Officer and Senior Vice President responsible for the Company’s specialty brokerage divisions as well as research, advisory services and marketing. He will now also be responsible for overseeing the Company’s mortgage brokerage operations, as well as certain corporate functions.

John J. Kerin, Chief Executive Officer and member of the Board of Directors, commented “Hessam has been an integral member of our team during his successful 19 year tenure with the Company and was instrumental in crafting our current strategy and growth plan. Given his exceptional leadership track record, we believe he is the perfect choice to take on additional responsibilities as we continue to focus on growing our market share in our core private client business, specialty brokerage divisions and mortgage brokerage division.”

Prior to joining Marcus & Millichap, Mr. Nadji was senior vice president at Grubb & Ellis. Mr. Nadji received a Bachelor of Science degree in information management and computer science from City University in Seattle.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research, and advisory services. As of March 31, 2015, the Company has nearly 1,500 investment sales and financial professionals in 78 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 7,667 transactions in 2014, with a sales volume of approximately $33.1 billion. For additional information, please visit www.MarcusMillichap.com.